                                                                 Exhibit 23.3

                     Consent of KPMG LLP, Independent Auditors

The Board of Directors
SNAP! LLC

We consent to incorporation by reference in the registration statement on Form S-8 of NBC Internet, Inc. of our reports dated June 18, 1999, relating to the balance sheets of SNAP! LLC as of December 31, 1997 and 1998, and the related statements of operations, members' deficit, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in the registration statement on Form S-4 of NBC Internet, Inc., as declared effective on November 2, 1999 (No. 333-82639).

                                        /s/ KPMG LLP

San Francisco, California
November 29, 1999